UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                  CENTREX, INC.
              (Exact name of small business issuer in its charter)

        Oklahoma                                                73-1554121
(State of incorporation)        (Primary SIC Code)        (IRS Employer ID No.)

                            9202 South Toledo Avenue
                              Tulsa, Oklahoma 74137
                                 (918) 494-2880
              (Address of Principal Executive Offices and Zip Code)

                                Ronald C. Kaufman
                           Kaufman & Associates, PLLC
                          624 South Boston, 10th Floor
                              Tulsa, Oklahoma 74119
                                 (918) 584-4463
            (Name, address and telephone number of agent for service)

                                  With Copy To:
                                Ronald C. Kaufman
                           Kaufman & Associates, PLLC
                          624 South Boston, 10th Floor
                              Tulsa, Oklahoma 74119
                                 (918) 584-4463

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] File No. 333-101593

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                         Calculation of Registration Fee


                                                                                  Proposed      Proposed
                                                                                  Maximum       Maximum
                                                               Amount to be       Offering     Aggregate     Amount of
                                                              Registered (1)      Price per     Offering    Registration
Title of Securities to be Registered                                                Share        Price        Fee (6)
--------------------------------------------------------- ----------------------- ----------- ------------- -------------

Common Stock, $0.001 par value..........................      4,053,333 (2)        $0.24(4)       $972,800        $89.50
Common Stock, $0.001 par value, issuable upon exercise
of warrants.............................................        689,375 (3)        $0.24(5)       $185,237        $17.04
                                                          ----------------------- ----------- ------------- -------------
                                                          ----------------------- ----------- ------------- -------------

                                                                4,742,708                       $1,158,037       $106.54
                                                          ----------------------- ----------- ------------- -------------
                                                          ----------------------- ----------- ------------- -------------


(1) Pursuant to Rule 416, this registration statement also covers such additional shares of common stock as may be issued by reason of stock splits, stock dividends or similar transactions.

(2) Represents shares of common stock being offered for sale by selling security holders. These shares were acquired in transactions exempt from registration. See "Selling Security Holders".

(3) Represents shares of common stock to be issued upon exercise of warrants by selling security holders. See "Selling Security Holders."

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of our common stock as reported on the OTC Bulletin Board on December 27, 2002.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based upon the price at which the options or warrants may be exercised, the offering price of the securities of the same class included in the registration statement, or the price of the securities of the same class, as determined in accordance with Rule 456(c), whichever is the highest.

(6) Fees are calculated by multiplying the aggregate offering price by .000092 pursuant to Section 6(b) of the Securities Act.

     The information in this prospectus is not complete and may be changed. The Company and the Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the sale or offer is not permitted.

                                   PROSPECTUS

                                  CENTREX, INC.

                        8908 South Yale Avenue, Suite 409
                                 Tulsa, OK 74137
                                 (918) 481-0167

                                  THE OFFERING


     This prospectus covers the offering and sale of up to4,053,333 shares of common stock by the Selling Security Holders and up to 689,375 additional shares of common stock that are issuable upon the exercise of warrants by certain Selling Security Holders.

     The Selling Security Holders may sell their common stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. We will receive no proceeds from the sale of common stock by the Selling Security Holders, however, if the Selling Security Holders exercise their warrants, we will receive proceeds of $185,237 from such exercise. See "SELLING SECURITY HOLDERS."

     Our common stock is quoted over-the-counter under the symbol "CNEX". On December 27, 2002, the average of the high and low prices of the common stock was $0.24 per share.

     THIS INVESTMENT involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 7 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is December 30, 2002


     Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

     You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The Selling Security Holders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

                               PROSPECTUS SUMMARY

     Incorporated herein by reference to the Company's SB-2 Registration Statement (File No. 333-101593) filed December 2, 2002 and Declared Effective on December 9, 2002.

                                  RISK FACTORS

     Incorporated herein by reference to the Company's SB-2 Registration Statement (File No. 333-101593) filed December 2, 2002 and Declared Effective on December 9, 2002. The following risk factor has been updated as follows:

RISKS RELATED TO THIS OFFERING

Your Ownership Interest And The Value Of The Shares Of Our Common Stock May Be Diluted By The Exercise Of Stock Options and Warrants We Have Granted Or May Grant In The Future

     As of the date of this Prospectus, we had outstanding options to purchase up to 1,975,000 shares of common stock at exercise prices ranging from $0.001 to $0.60 per share and outstanding warrants to purchase up to 3,912,375 shares of common stock at exercise prices ranging from $0.26 to $0.50 per share. Of the options and warrants outstanding, 1,375,000 options exercisable at prices ranging from $0.001 to $0.60 per share and 3,223,000 warrants exercisable at prices ranging from $0.42 to $0.50 per share are subject to an SB-2 Registration Statement (File No. 333-101593) filed December 2, 2002 and Declared Effective on December 9, 2002. The Selling Security Holders are offering 689,375 warrants exercisable at prices ranging from $0.26 to $0.38. We also have a non-qualified stock option plan under which our employees, officers, directors and consultants may be granted options of which 5,000,000 shares have been reserved for granting as of the date of this filing. To the extent outstanding warrants and options to purchase our common stock are granted or exercised, your ownership interest will be diluted. If the warrants and options are exercised and sold into the market, they could cause the market price of our common stock to decline.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the Selling Security Holders. If the Selling Security Holders exercise their warrants, however, we may receive up to $129,025 of proceeds, which we intend to use for research and development and for general operating expenses.

                         DETERMINATION OF OFFERING PRICE

     The Selling Security Holders may sell their shares from time to time at prevailing market prices. The offering price of the securities for registration fee purposes was calculated pursuant to Rule 457(c) and/or (g) of the Act and was not computed based on the assets, historical operating performance or other conventional means and should not be construed to indicate any relationship thereto. In establishing the offering price for registration fee purposes, we relied on the average of the high and low prices of our common stock on December 27, 2002 as reflected in the over-the-counter (OTC) marketplace, which was $0.24 per share.

                            SELLING SECURITY HOLDERS

     The shares being offered by the Selling Security Holder's were acquired by them in private sales transactions exempt from registration. The following table and discussion sets forth certain information with respect to the selling security holders.



                                                                             Shares of
                                                              Shares of         Common                  Shares of
                                                                 Common          Stock                     Common         Percent
                                                                  Stock       Issuable                      Stock              of
                                             Relationship         Owned           Upon                      Owned          Shares
                                             with Company        Before       Exercise   Number of          After           Owned
                                              during past          this     Of Options      Shares           this           After
Selling Security Holder                       three years      Offering    or Warrants     Offered(1)    Offering(1)     Offering
------------------------------------------ ------------------ ----------- -------------- ------------- --------------- -------------
Platinum Fund                                    None          960,000       240,000      1,200,000         0              0
Wilshire Holdings                                None          947,500       236,875      1,184,375         0              0
First Mirage                                     None          400,000       100,000       500,000          0              0
Mark Lindsey                                  Consultant       570,000          0          500,000       70,000            *
Jerdan Enterprises                               None          250,000       62,500        312,500          0              0
Madison Growth Partners, LLC                   Landlord        300,000          0          300,000          0              0
Ronald C. Kaufman                            Legal Counsel     300,000          0          300,000          0              0
Emergency Filtration Products, Inc. (2)          None          300,000          0          300,000          0              0
Crescent Fund                                 Consultant       375,000          0           75,000         **              0
Kimball and Cross                             Consultant          0          50,000         50,000          0              0
Alpha Web Design                              Consultant        20,833          0           20,833          0              0
                                                                          -------------- -------------
                                                                             689,375      4,742,708
                                                                          -------------- -------------


(1) Assumes all common shares offered are sold pursuant to this offering. Selling shareholder, however, may choose to sell only a portion or none of his shares of common stock. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of common stock..

(2) The Company has signed a letter of intent with Emergency Filtration Products, Inc. ("EFPI") for mutual assistance in marketing each company's products that relate to military applications and homeland defense. As such, Centrex has issued 300,000 shares of common stock to EFPI and received EFPI shares of equal value.

*    Less than 1% of the Company's outstanding common stock.

** 300,000 shares were registered in the Company's SB-2 Registration Statement (File No. 333-101593) filed December 2, 2002 and Declared Effective on December 9, 2002.


                              PLAN OF DISTRIBUTION

     We are registering securities on behalf of the Selling Security Holders. All costs, expenses and fees in connection with the registration of such securities will be paid by us. Our estimate of such costs, expenses and fees is $5,000. Brokerage commissions and similar selling expenses, if any, attributable to the sale of securities will be paid by the Selling Security Holders.

     The Selling Security Holders may sell up to 4,742,708 shares of common stock from time to time, of which 689,375 shares of common stock are to be issued upon the exercise of warrants. Each Selling Security Holder may sell his or her shares in market transactions on the OTC Bulletin Board, to a broker-dealer, including a market maker, who purchases the shares for its own account, in private transactions, or by gift. Each Selling Security Holder may also pledge his shares from time to time, and the lender may sell the shares upon foreclosure.

     The decision to sell any securities is within the discretion of the Selling Security Holder. Each is free to offer and sell his or her securities at times, in a manner and at prices as he determines.

     Each Selling Security Holder may sell the shares at a negotiated price or at the market price or both. He may sell his shares directly to a purchaser or he may use a broker. If a broker is used, the Selling Security Holder may pay a brokerage fee or commission or he may sell the shares to the broker at a discount from the market price. The purchaser of the shares may also pay a brokerage fee or other charge. The compensation to a particular broker-dealer may exceed customary commissions. We do not know of any arrangements by the Selling Security Holders for the sale of any of their shares.

     Each Selling Security Holder and broker-dealers, if any, acting in connection with sales by the Selling Security Holder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale by them of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

     We have advised the Selling Security Holders that the anti-manipulative rules under the Exchange Act, which are set forth in Regulation M, may apply to their sales in the market. We have furnished the Selling Security Holders with a copy of regulation M, and we have informed them that they should deliver a copy of this prospectus when they sell any shares.


                                LEGAL PROCEEDINGS

     Incorporated herein by reference to the Company's SB-2 Registration Statement (File No. 333-101593) filed December 2, 2002 and Declared Effective on December 9, 2002.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     Incorporated herein by reference to the Company's SB-2 Registration Statement (File No. 333-101593) filed December 2, 2002 and Declared Effective on December 9, 2002.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Incorporated herein by reference to the Company's SB-2 Registration Statement (File No. 333-101593) filed December 2, 2002 and Declared Effective on December 9, 2002.


                            DESCRIPTION OF SECURITIES

     Incorporated herein by reference to the Company's SB-2 Registration Statement (File No. 333-101593) filed December 2, 2002 and Declared Effective on December 9, 2002, except that 29,802,933 shares of common stock were issued and outstanding prior to this offering.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

     Kaufman and Associates owns 300,000 shares of Company common stock that are included in this registration statement. The shares of Company common stock were payment for legal services.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Incorporated herein by reference to the Company's SB-2 Registration Statement (File No. 333-101593) filed December 2, 2002 and Declared Effective on December 9, 2002.

                             DESCRIPTION OF BUSINESS

     Incorporated herein by reference to the Company's SB-2 Registration Statement (File No. 333-101593) filed December 2, 2002 and Declared Effective on December 9, 2002.

                                PLAN OF OPERATION

     Incorporated herein by reference to the Company's SB-2 Registration Statement (File No. 333-101593) filed December 2, 2002 and Declared Effective on December 9, 2002.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Incorporated herein by reference to the Company's SB-2 Registration Statement (File No. 333-101593) filed December 2, 2002 and Declared Effective on December 9, 2002.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Incorporated herein by reference to the Company's SB-2 Registration Statement (File No. 333-101593) filed December 2, 2002 and Declared Effective on December 9, 2002.


                             EXECUTIVE COMPENSATION

     Incorporated herein by reference to the Company's SB-2 Registration Statement (File No. 333-101593) filed December 2, 2002 and Declared Effective on December 9, 2002.


                              FINANCIAL STATEMENTS

     Incorporated herein by reference to the Company's SB-2 Registration Statement (File No. 333-101593) filed December 2, 2002 and Declared Effective on December 9, 2002.

                              AVAILABLE INFORMATION

     Incorporated herein by reference to the Company's SB-2 Registration Statement (File No. 333-101593) filed December 2, 2002 and Declared Effective on December 9, 2002.


                                  LEGAL MATTERS

     The legality of the shares offered hereby has been passed upon by Kaufman & Associates, PLLC, 624 South Boston Avenue, 10th Floor, Tulsa, OK 74119.

                                     EXPERTS

     The balance sheet of Centrex as of December 31, 2001, and the statements of operations, shareholders' equity and cash flows for the period from inception (October 6, 1998) to December 31, 2001, and for the years ended December 31, 2001 and 2000, incorporated by reference in this prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph on our ability to continue as a going concern, of Tullius Taylor Sartain & Sartain LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

Item 3.  Incorporation of Documents by Reference.

          The following documents filed by the Registrant with the Commission are incorporated herein by reference:

          1. Our Registration Statement (File No. 333-101593) filed December 2, 2002 and Declared Effective on December 9, 2002.

          2. Our Form 10-QSB for the period ended September 30, 2002 and filed with the SEC on November 14, 2002.

          3. Our Form 10-QSB for the period ended June 30, 2002 and filed with the SEC on August 19, 2002.

          4. Our Form 10-QSB for the period ended March 31, 2002 and filed with the SEC on May 15, 2002

          5. Our Annual Report on Form 10 KSB for the year ended December 31, 2001 and filed with the SEC on April 1, 2002.

     All documents subsequently filed by Centrex pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 prior to the filing of any post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement from the date of filing of such documents.

Item 4.  Description of Securities.

     Incorporated herein by reference to the Description of Securities included in our Form 10-SB, filed November 27, 2000, as amended.

Item 5.  Interests of Named Experts and Counsel.

     Kaufman and Associates owns 300,000 shares of Company common stock that are included in this registration statement. The shares of Company common stock were payment for legal services.


Item 6.  Indemnification of Directors and Officers.

     Incorporated herein by reference to the Company's SB-2 Registration Statement (File No. 333-101593) filed December 2, 2002 and Declared Effective December 9, 2002. .

Item 7.  Exemption from Registration.

     The transactions covered by this Registration Statement were not registered under the Securities Act of 1933, as amended, in reliance upon the exemptions from such registration pursuant to Section 4(2) and Regulation D. The Company reserves the right to rely upon any and all available exemptions.

Item 8.  Exhibits.

         Exhibit
         No.                       Description of Exhibit
         ---------    ---------------------------------------------------------
          5.0         Opinion of Kaufman & Associates
         23.1         Consent of Kaufman & Associates (contained in Exhibit 5.0)
         23.2         Consent of Tullius Taylor Sartain & Sartain LLP

Item 9.  Undertakings.

          The registrant hereby covenants and undertakes, pursuant to SEC Rule 512, to:

          (a)  Rule 415 offering.

          (I) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; and

          (II) Include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933; and

          (III)Reflect in the prospectus any facts or events arising after the effective date which individually or in the aggregate represent a fundamental change in the information set forth in the registration statement; and

          (IV) Include  any  material  information  with  respect to the plan of
               distribution   not  previously   disclosed  in  the  registration
               statement; and

          (V) That for purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registrations statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (VI) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold which remain unsold at the termination of the offering; and

          (VII) Not applicable since the registrant is not a foreign issuer.

          (b)  Rule 512 (b)

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h)  Rule 512 (h).

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel in the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question where such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on December 30, 2002.



                                   Centrex, Inc.

                                   By     /s/ Thomas R. Coughlin
                                   -------------------------------------
                                   Thomas R. Coughlin, Jr.
                                   President and Chief Executive Officer